                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                           CONSOLIDATED PRODUCTS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           CONSOLIDATED PRODUCTS, INC.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD FEBRUARY 9, 2000


TO THE SHAREHOLDERS OF CONSOLIDATED PRODUCTS, INC.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Consolidated Products, Inc. will be held at the Company's Corporate Office, 4th Floor, Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204, on Wednesday, February 9, 2000, at 1:30 p.m., Eastern Standard Time, for the following purposes:

                  1. To elect eight directors to serve until the next Annual Meeting of Shareholders and until their respective successors shall be elected and qualified.

                  2. To act upon the approval of Ernst &Young LLP as the Company's independent auditors for the fiscal year ending September 27, 2000, as recommended by the Board of Directors.

                  3. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on December 6, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     We urge you to date, sign and mail the enclosed proxy in the envelope provided whether or not you expect to be present in person. You may revoke the proxy at any time prior to the time the proxy is exercised by filing with the Secretary of Consolidated Products, Inc. a properly executed instrument revoking such proxy, or by filing a properly executed proxy bearing a later date, or by attending the Annual Meeting and withdrawing your proxy and voting in person.


                                        By Order of the Board of Directors

                                        Mary E. Ham, Secretary

December 20, 1999
Indianapolis, Indiana


              PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
                        PROMPTLY IN THE ENCLOSED ENVELOPE

                           CONSOLIDATED PRODUCTS, INC.
                              500 CENTURY BUILDING
                          36 SOUTH PENNSYLVANIA STREET
                           INDIANAPOLIS, INDIANA 46204
                                 (317) 633-4100

                                 PROXY STATEMENT
                       For Annual Meeting of Shareholders
                           To be Held February 9, 2000

     This proxy statement is furnished to the shareholders of Consolidated Products, Inc. (the "Company") in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Company's Corporate Office, 4th Floor, Century Building, 36 South Pennsylvania Street, Indianapolis, Indiana 46204, on Wednesday, February 9, 2000, at 1:30 p.m., Eastern Standard Time, and at any adjournment thereof. This proxy statement and the accompanying form of proxy were first mailed to shareholders on or about December 20, 1999.

     Each properly executed proxy returned prior to the meeting will be voted in accordance with the directions contained therein. The enclosed proxy may be revoked by the person giving it at any time before it is voted by giving written notice to the Secretary of the Company.


OUTSTANDING COMMON STOCK

     The record date for shareholders entitled to vote at the Annual Meeting was December 6, 1999. At the close of business on that date, the Company had issued and outstanding 26,727,283 shares of Common Stock entitled to vote at the meeting, which does not include shares issued as a result of the 10% stock dividend declared by the Board of Directors on December 15, 1999 to shareholders of record on December 29, 1999. Unless otherwise stated, however, all references herein to numbers and prices of shares of Common Stock, options and capital appreciation shares of the Company have been adjusted to reflect the 10% stock dividend.


ACTION TO BE TAKEN AT THE MEETING

     Unless the shareholder otherwise specifies in the proxy, the accompanying proxy will be voted (i) FOR the election, as directors of the Company, of the eight persons named under the caption "Election of Directors," and (ii) FOR the approval of the selection by the Board of Directors of the Company of the firm of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending September 27, 2000.



QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock is entitled to one vote, in person or by proxy, for each share registered in his/her name on the record date. Directors of the Company are elected by a plurality of the votes cast by the holders of the shares represented at the meeting. Abstentions, broker non-votes and instructions on the enclosed form of proxy to withhold authority to vote for one or more of the nominees will result in the nominee receiving fewer votes; however, the number of shares present for purposes of determining a quorum will not be reduced by such action. Other matters coming before the shareholders will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal.

SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for presentation at the Annual Meeting of Shareholders in fiscal 2001 must be received by the Company by September 8, 2000.


OWNERSHIP OF COMMON STOCK

     The following table shows the total number and percentage of outstanding shares of Common Stock beneficially owned as of December 6, 1999 by each person who is known to be the beneficial owner of more than 5% of the Common Stock of the Company.

                                                         AMOUNT AND NATURE OF
NAME & ADDRESS OF BENEFICIAL OWNER                       BENEFICIAL OWNERSHIP (1)(2)                 PERCENT OF CLASS
----------------------------------                       ---------------------------                 ----------------
     E. W. Kelley                                                  3,978,166(3)                         13.5%
     131 Woden Way, S.E.
     Winter Haven, FL 33884

     Kelley & Partners, Ltd.                                       2,030,805(4)                          6.9%
     36 South Pennsylvania Street, Suite 550
     Indianapolis, IN 46204

     T. Rowe Price Associates, Inc.                                1,607,456                             5.5%
     100 East Pratt Street
     Baltimore, MD 21202

     Capital Research & Management Co.                             1,718,750                             5.8%
     SMALLCAP  World Fund, Inc.
     333 South Hope Street
     Los Angeles, CA 90071


      (1) THIS TABLE IS BASED UPON INFORMATION SUPPLIED BY DIRECTORS AND EXECUTIVE OFFICERS, SCHEDULES 13D AND 13G, IF ANY, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INFORMATION SUPPLIED BY THE COMPANIES LISTED ABOVE.

      (2) INCLUDES SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS UNDER THE COMPANY'S STOCK OPTION PLANS. SEE "AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND FISCAL YEAR END OPTION VALUES."

      (3) INCLUDES 68,612 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS; 565,644 SHARES OWNED DIRECTLY BY MR. KELLEY; 2,030,805 SHARES OWNED OF RECORD AND BENEFICIALLY BY KELLEY & PARTNERS, LTD.; 601,948 SHARES, 294,344 SHARES, AND 43,044 SHARES OWNED BY KELLEY, INC., KING COLA, INC. AND KAHM, INC., RESPECTIVELY, EACH OF WHICH IS A CORPORATION CONTROLLED BY MR. KELLEY, AND 373,769 SHARES OWNED BY ARAMIAN, KELLEY & CONSOLIDATED, LTD., AN INDIANA LIMITED PARTNERSHIP OF WHICH MR. KELLEY IS MANAGING GENERAL PARTNER.

      (4) MR. KELLEY AND MS. ARAMIAN ARE MANAGING GENERAL PARTNERS AND MR. WILLIAMSON IS A GENERAL PARTNER OF KELLEY & PARTNERS, LTD.

      The following table shows the total number of shares of Common Stock beneficially owned as of December 6, 1999, and the percentage of Common Stock so owned as of that date, with respect to (i) each director, (ii) each executive officer named in the Summary Compensation Table, and (iii) all directors and executive officers, as a group:

                                                              AMOUNT AND NATURE OF
     NAME OF BENEFICIAL OWNER                                 BENEFICIAL OWNERSHIP (1)             PERCENT OF CLASS
     ------------------------                                 ------------------------             ----------------
     S. Sue Aramian                                              2,659,368(2)(3)(4)                    9.0%
     James W. Bear                                                 505,912(5)                          1.7%
     Neal Gilliatt                                                  61,867(6)                             *
     Alan B. Gilman                                                361,762(7)                          1.2%
     Stephen Goldsmith                                               1,540(8)                             *
     E. W. Kelley                                                3,978,166(3)(4)(9)                   13.5%
     Charles E. Lanham                                             437,721(10)                         1.5%
     Gary T. Reinwald                                              353,228(11)                         1.2%
     J. Fred Risk                                                  175,660(12)                            *
     John W. Ryan                                                   13,963(13)                            *
     James Williamson, Jr.                                       2,282,085(3)(14)                      7.8%
     All directors and executive officers
     as a group (21 persons)                                     7,059,893(15)                        24.0%

     * LESS THAN 1%.

      (1) INCLUDES SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS UNDER THE COMPANY'S STOCK OPTION PLANS.

      (2) INCLUDES 61,924 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

      (3) INCLUDES 2,030,805 SHARES OWNED OF RECORD AND BENEFICIALLY BY KELLEY & PARTNERS, LTD.

      (4) INCLUDES 294,344 SHARES OWNED OF RECORD AND BENEFICIALLY BY KING COLA, INC., OF WHICH MR. KELLEY AND MS. ARAMIAN ARE OFFICERS AND DIRECTORS.

      (5) INCLUDES 43,175 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 72,371 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. BEAR'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

      (6) INCLUDES 15,665 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 5,032 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. GILLIATT'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

      (7) INCLUDES 79,750 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

      (8) INCLUDES 660 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

      (9) INCLUDES 68,612 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS AND 1,584,405 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. KELLEY AND HIS AFFILIATES, KELLEY, INC., KAHM, INC. AND ARAMIAN, KELLEY AND CONSOLIDATED, LTD.

      (10) INCLUDES 15,665 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 10,928 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. LANHAM'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

      (11) INCLUDES 50,078 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

      (12) INCLUDES 7,269 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 7,726 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. RISK'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

      (13) INCLUDES 6,598 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS.

      (14) INCLUDES 15,665 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS. ALSO INCLUDES 19,011 SHARES OWNED OF RECORD AND BENEFICIALLY BY MR. WILLIAMSON'S WIFE, WITH RESPECT TO WHICH HE DISCLAIMS BENEFICIAL OWNERSHIP.

      (15) INCLUDES 534,981 SHARES WHICH MAY BE ACQUIRED PURSUANT TO STOCK OPTIONS EXERCISABLE WITHIN 60 DAYS HELD BY ALL DIRECTORS AND OFFICERS AS A GROUP.

     Section 16(a) of the Securities Exchange Act of 1934 sets forth certain filing requirements relating to securities ownership by directors, executive officers and 10% shareholders of a publicly held company. To the Company's knowledge, based on representations of its directors and executive officers and copies of their respective reports filed with the Securities and Exchange Commission, all filing requirements were satisfied by each such person during the fiscal year ended September 29, 1999.


MISCELLANEOUS

     The entire cost of soliciting proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, certain officers, directors and employees of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, facsimile or personal interview at the expense of the Company. The Company will also request brokers, dealers, banks and voting trustees, and their nominees, to forward this proxy statement and the accompanying form of proxy to beneficial owners and will reimburse such record holders for their reasonable expense in forwarding solicitation material.


                            1. ELECTION OF DIRECTORS

     Eight directors will be elected to serve until the next Annual Meeting and until their respective successors shall have been duly elected and qualified. Each of the nominees named below is currently a director of the Company. Seven were elected at the Annual Meeting of Shareholders held February 10, 1999. Stephen Goldsmith was appointed to the Board of Directors on September 28, 1999.

     Neal Gilliatt, a director of the Company since 1991, has advised the Board of Directors that he will not seek re-election. Mr. Gilliatt will remain a director of the Company until the Annual Meeting, at which time he will become a Director Emeritus.

     Alva T. Bonda, a director of the Company from 1982 until February 10, 1999, now serves as Director Emeritus. In that capacity, he attends Board meetings, but does not vote.

     At the time of the Annual Meeting, if any of the nominees named below is not available to serve as a director (an event which the Board of Directors does not now anticipate), the proxies will be voted for the election as directors of such other person or persons as the Board of Directors may designate, unless the Board of Directors, in its discretion, amends the Company's Bylaws to reduce the number of directors.

     The nominees for the Board of Directors of the Company are listed below, along with the age, tenure as director and business background for at least the last five years for each:


                                    SERVED AS
      NAME                 AGE      DIRECTOR SINCE                              BUSINESS EXPERIENCE
      ----                 ---      --------------                              -------------------

S. Sue Aramian             67          1981           Vice  Chairwoman  of the  Company  since  1990 and  Secretary from 1995 to  November  1999;  Managing  General  Partner  of
                                                      Kelley & Partners, Ltd. since 1974.

Alan B. Gilman             69          1992           President  and Chief  Executive  Officer of the Company since
                                                      1992.

Stephen Goldsmith          53          1999           Mayor of  Indianapolis,  Indiana  since  1992;  member of the
                                                      Boards of  Directors  of The Finish  Line,  Inc. and MAXIMUS;
                                                      Chairman  of  the  Manhattan  Institute's  Center  for  Civic
                                                      Innovation;  academic  appointments  with Harvard  University and University of Pennsylvania.

E. W. Kelley               82          1981           Chairman  of  the  Company  since  1984;   Managing   General
                                                      Partner of Kelley & Partners, Ltd. since 1974.

Charles E. Lanham          67          1971           Chairman of the Board of Directors  of Overhead  Door Company
                                                      of  Indianapolis,  Inc.;  Vice  Chairman  of  Klipsch  Lanham
                                                      Investments.

J. Fred Risk               71          1971           Chairman of the Board of Directors of Sovereign Group, Inc.

John W. Ryan               70          1996           Chancellor  for  the  State  University  of New  York  System
                                                      since  July,  1996;   formerly   Interim   President  of  the
                                                      University  of Maryland  at  Baltimore  and Florida  Atlantic
                                                      University;  President  of Indiana  University  from  January
                                                      1971 to September 1987.

James Williamson, Jr.      68          1985           Former  President and Chief Executive  Officer of the Company
                                                      from  April 1985 to July  1990;  General  Partner of Kelley &
                                                      Partners, Ltd. since 1985.

There is no family relationship among any of the nominees for director.


COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors, which held six meetings and acted three times by written consent during fiscal 1999, has six standing committees: an Executive Committee, a Personnel/Benefits Committee, an Audit Committee, a Stock Option Committee, an Employee Stock Purchase Committee and an Investment Committee.

     When the Board of Directors is not in session, the Executive Committee may exercise all of the powers of the Board of Directors in the management of the affairs of the Company to the extent permitted by law. The Executive Committee also performs the functions of a compensation committee in setting guidelines for the administration of salaries and incentive compensation plans, including awards under the Company's Capital Appreciation Plan, and otherwise determining compensation levels. See "Report of the Executive Committee." During the fiscal year ended September 29, 1999, the Executive Committee met two times and acted several times by written consent. Mr. Kelley serves as Chairman and Messrs. Gilman, Risk and Williamson serve as members of the Executive Committee.

     The Audit Committee, among other duties, serves in an oversight role intended to ensure the integrity and objectivity of the Company's financial reporting process. The Committee meets with representatives of management and the independent auditors to review matters of a material nature related to auditing, financial reporting, internal accounting controls and audit results. The Audit Committee is also responsible for making recommendations to the Board of Directors concerning the selection of the Company's independent auditors. During the fiscal year ended September 29, 1999, the Audit Committee met twice. Mr. Risk serves as Chairman of the Committee and Messrs. Gilliatt, Goldsmith, Lanham and Ryan serve as members.

     The Stock Option Committee directs the administration of the Company's employee stock option plans in accordance with the terms of the plans. During fiscal 1999, the Stock Option Committee acted on two occasions by written consent. Dr. Ryan serves as Chairman of the Committee and Messrs. Lanham and Williamson are members of the Committee.

     The Personnel/Benefits Committee recommends personnel policies and employee benefit plans, administers the Company's Profit Sharing Plan and performs such other functions with respect to personnel and benefit matters as may be requested by the Board of Directors. The Personnel/Benefits Committee met two times during fiscal 1999. Ms. Aramian is Chairwoman of the Committee and Messrs. Lanham and Gilliatt are members, together with Mr. James W. Bear, Senior Vice President and Treasurer, Mr. Robert L. Grimm, Vice President, Human Resources, and Ms. B. Charlene Boog, Associate Vice President, Administration. Mr. Kelley and Mr. Gilman are ex officio members of the Committee.

     The Employee Stock Purchase Committee directs the administration of the Company's Employee Stock Purchase Plan in accordance with the terms of the Plan. Mr. Risk serves as Chairman of the Committee and Messrs. Lanham and Bear are members of the Committee.

     The Investment Committee establishes investment guidelines for the Company's Profit Sharing Plan and manages the investment of the assets of that Plan. During fiscal 1999, the Investment Committee met one time. Ms. Aramian and Messrs. Gilman and Bear are members of the Committee.

     No director attended less than 80% of the aggregate of (i) the total meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board on which he or she served.

COMPENSATION OF DIRECTORS

     Directors receive an annual fee of $16,000 plus $1,600 per board meeting and $800 per committee meeting attended. Mr. Risk is paid an additional annual fee of $3,500 for services as a member of the Executive Committee. Mr. Williamson's compensation for services as a member of the Executive Committee is included in his consultant fee for administrative services as discussed below. Directors who are officers of the Company are not paid for their services as directors. In the fiscal year ended September 29, 1999, the total compensation paid to nonemployee directors was $155,200. In addition, the ordinary and necessary expenses of members of the Board of Directors incurred in attending board and committee meetings are paid by the Company.

     The Company has consultant agreements with Messrs. Williamson and Gilliatt for certain administrative and marketing services, respectively, at an annual fee of $12,000 each, subject to termination by the Company at any time.

     The Company also believes in compensating its directors partly on the basis of the Company's success in increasing the value of its stock. Consequently, an important part of director's compensation is from stock options and the increase in their value.

     The Company has had nonemployee director stock option plans (the
"Plans") in place since 1990, which provide for the non-discretionary grant of nonqualified stock options to nonemployee directors of the Company and its subsidiaries at a price equal to the fair market value of the Common Stock on the date of grant. Options outstanding under the Plans are exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant until fully exercisable. The options expire five years from the date of grant.

       Options for the purchase of an aggregate of 25,776 shares of Common Stock were issued pursuant to the 1998 Plan, which was approved by the shareholders on February 11, 1998. As of December 6, 1999, Messrs. Bonda, Gilliatt, Lanham, Risk, Ryan and Williamson each held options to purchase 4,296 shares at an option price of $11.20 per share. No options granted under this Plan have been exercised.

     Options for the purchase of an aggregate of 24,750 shares of Common Stock were issued by Consent Action of the Board of Directors of the Company on October 16, 1998, with each non-employee director abstaining as to the grant to himself, constituting all approvals necessary for the 1999 Plan under current laws and regulations. As of December 6, 1999, Messrs. Bonda, Gilliatt, Lanham, Risk, Ryan and Williamson each held options to purchase 4,125 shares at an option price of $12.09 per share. No options granted under this Plan have been exercised.

      Options for the purchase of an aggregate of 19,800 shares of Common Stock were issued by resolution of the Board of Directors of the Company on November 10, 1999, with each non-employee director abstaining, constituting all approvals necessary for the 2000 Plan under current laws and regulations. As of December 6, 1999, Messrs. Gilliatt, Goldsmith, Lanham, Risk, Ryan and Williamson each held options to purchase 3,300 shares at an option price of $11.08 per share. No options granted under this Plan have been exercised.

MANAGEMENT RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 1999, the Company paid $159,400 to Kelley & Partners, Ltd. ("KPL") for management and administrative services and certain office expenses. Consolidated Specialty Restaurants, Inc., a subsidiary of the Company, leases one restaurant property from KPL. The term of this lease extends to September 30, 2002, and the annual rent paid by Consolidated Specialty Restaurants, Inc. to KPL is $39,000. Mr. E. W. Kelley, Chairman, and Ms. S. Sue Aramian, Vice Chairwoman of the Company, are Managing General Partners of KPL; Mr Williamson, a director of the Company, is a General Partner of KPL, and Mr. Lanham, also a director of the Company, is a Limited Partner of KPL. Mr. Wayne L. Kelley, a General Partner of KPL and son of Mr.
E. W. Kelley, is a director of Steak n Shake, Inc., a subsidiary of the Company.

     The Company granted exclusive franchise rights in 1991 to Kelley Restaurants, Inc., for development of Steak n Shake restaurants in the Atlanta, Georgia and Charlotte, North Carolina markets. The franchisee currently operates twelve restaurants in Atlanta, Georgia and one in Charlotte, North Carolina. Kelley & Partners, Ltd. and Mr. E. W. Kelley, together, own a controlling interest in Kelley Restaurants, Inc. Mr. E. W. Kelley, Mr. Wayne L. Kelley and Ms. S. Sue Aramian serve as officers and directors. Mr. Williamson and Mr. Gilman also serve as directors of Kelley Restaurants, Inc.

     Steak n Shake, Inc., a subsidiary of the Company, receives certain annual incentive and promotional fees from its soft drink supplier. Under a termination agreement with a former distributor, King Cola, Inc., the Company agreed to share a portion of the incentive fees, not to exceed $60,000 per year, with the former distributor. During fiscal 1999, a payment of $60,000 was made to King Cola, Inc. pursuant to this agreement. Mr. Kelley and Ms. Aramian are officers, directors, and shareholders of King Cola, Inc.

     The Board of Directors believes that the transactions described herein were on terms no less favorable to the Company than would have been available in the absence of the relationships described.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows the compensation paid to the Company's Chief Executive Officer and its other four most highly compensated executive officers (the "Named Executive Officers") for the last three fiscal years:


                                   SUMMARY COMPENSATION TABLE
                                   --------------------------
                                    Annual Compensation            Long-Term Compensation
                                   -------------------            ----------------------
                                                               Restricted Stock    Stock Options       All Other
                         Fiscal    Salary ($)     Bonus ($)     Awards ($) (1)        (#) (2)        Compensation
                          Year                                                                          ($) (3)
                         -----------------------------------------------------------------------------------------
Alan B. Gilman            1999     $   376,835   $   150,000      $   172,600         44,440           $   16,791
President and Chief       1998     $   346,365   $   200,000      $   198,650         35,200           $   17,391
Executive Officer (4)     1997     $   311,500   $   200,000      $   173,800         34,031           $   18,225
--------------------------------------------------------------------------------------------------------------------
E.W. Kelley               1999     $   110,000   $   200,000      $   --              37,125           $   21,316
Chairman                  1998     $   110,000   $   190,000      $   --              24,750           $   24,975
                          1997     $   110,000   $   190,000      $   --              21,484           $   22,207
--------------------------------------------------------------------------------------------------------------------
S. Sue Aramian            1999     $   125,000   $   80,000       $   124,300         31,014           $   16,587
Vice Chairwoman           1998     $   112,500   $   90,000       $   144,500         20,787           $   17,298
and Secretary             1997     $   109,380   $   90,000       $   121,600         17,187           $   16,801
---------------------------------------------------------------------------------------------------------------------
James W. Bear             1999     $   190,000   $   37,422       $   110,500         20,751           $   12,074
Senior Vice President     1998     $   179,690   $   58,140       $   126,400         15,485           $   11,944
and Treasurer             1997     $   166,020   $   81,483       $   112,900         12,889           $   13,088
---------------------------------------------------------------------------------------------------------------------
Gary T. Reinwald          1999     $   190,000   $   37,123       $   110,500         20,715           $   12,361
Senior Vice President     1998     $   179,690   $   57,006       $   126,400         14,425           $   12,941
                          1997     $   163,360   $   78,217       $   112,900         12,889           $   12,547
---------------------------------------------------------------------------------------------------------------------


      (1) THE AMOUNTS SHOWN IN THIS COLUMN REPRESENT THE MARKET VALUE OF THE RESTRICTED STOCK AWARDED UNDER THE COMPANY'S CAPITAL APPRECIATION PLAN AND WERE CALCULATED BY MULTIPLYING THE CLOSING MARKET PRICE OF THE COMPANY'S COMMON STOCK ON THE DATE OF AWARD BY THE NUMBER OF SHARES AWARDED. THE NUMBER AND VALUE OF THE AGGREGATE UNVESTED RESTRICTED STOCK HOLDINGS OF EACH OF THE NAMED EXECUTIVE OFFICERS ARE AS FOLLOWS: MS. ARAMIAN, 32,931 SHARES ($390,400); MR. GILMAN, 46,062 SHARES ($545,050); MR. BEAR, 29,596 SHARES ($349,800); AND MR.
           REINWALD, 29,596 SHARES ($349,800). MR. KELLEY HOLDS NO UNVESTED RESTRICTED STOCK AND HAS DECLINED GRANTS UNDER THE CAPITAL APPRECIATION PLAN SINCE 1991. THE SHARES OF COMMON STOCK ARE ISSUED AT THE TIME OF THE AWARD; HOWEVER, THESE SHARES MAY NOT BE TRANSFERRED DURING A PERIOD OF THREE YEARS THEREAFTER AND ARE FORFEITED TO THE COMPANY IF THE GRANTEE IS NOT EMPLOYED BY THE COMPANY (EXCEPT FOR REASONS OF RETIREMENT, PERMANENT DISABILITY OR DEATH) AT THE END OF THE PERIOD. THE AMOUNTS DO NOT REFLECT THE CASH VALUE OF BOOK UNITS AWARDED IN TANDEM WITH THE RESTRICTED COMMON STOCK, WHICH REPRESENT THE NET CHANGE IN THE BOOK VALUE PER SHARE OF THE COMMON STOCK AS ADJUSTED FOR STOCK DIVIDENDS AND SPLITS FROM THE DATE OF AWARD TO THE DATE OF VESTING. THE RECIPIENT OF THE AWARD IS ENTITLED TO ANY DIVIDENDS PAID ON OUTSTANDING COMMON STOCK SUBSEQUENT TO THE DATE OF THE AWARD.

      (2) OPTIONS GRANTED UNDER THE EMPLOYEE STOCK OPTION PLANS PROVIDE FOR A RELOAD OPTION (THE "RELOAD OPTION") IN THE EVENT THE OPTIONEE SURRENDERS OTHER SHARES OF THE COMPANY'S COMMON STOCK IN PAYMENT FOR OPTION SHARES, IN WHOLE OR IN PART. ANY SUCH RELOAD OPTION (i) WILL BE FOR A NUMBER OF SHARES EQUAL TO THE NUMBER OF SHARES SO SURRENDERED; (ii) WILL HAVE AN EXPIRATION DATE WHICH IS 5 YEARS FROM THE RELOAD OPTION ISSUANCE DATE; (iii) WILL BE FULLY EXERCISABLE ON THE DATE OF GRANT; AND (iv) WILL HAVE AN EXERCISE PRICE EQUAL TO THE MARKET PRICE OF THE COMPANY'S COMMON STOCK ON THE DATE THE SHARES WERE SURRENDERED TO EXERCISE THE OPTION. THERE IS NO RELOAD OPTION WITH RESPECT TO THE EXERCISE OF A RELOAD OPTION. MR. GILMAN'S 1997 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 25,781 SHARES ON MAY 1, 1997 AND THE GRANT OF A RELOAD OPTION FOR 8,250 SHARES ON JULY 28, 1997 PURSUANT TO THE TERMS OF THE 1995 EMPLOYEE STOCK OPTION PLAN. HIS 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 27,500 SHARES ON APRIL 29, 1998, AND THE GRANT OF A RELOAD OPTION FOR 7,700 SHARES ON APRIL 14, 1998. MS. ARAMIAN'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 16,500 SHARES ON APRIL 29, 1998, AND THE GRANT OF A RELOAD OPTION FOR 4,287 SHARES ON JUNE 26, 1998. MR. BEAR'S 1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 11,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF A
           RELOAD OPTION FOR 4,485 SHARES ON DECEMBER 26, 1997. MR. REINWALD'S

           1998 STOCK OPTION GRANTS INCLUDE THE GRANT OF AN OPTION FOR 11,000 SHARES ON APRIL 29, 1998, AND THE GRANT OF RELOAD OPTIONS FOR 1,769 SHARES AND 1,656 SHARES ON DECEMBER 29, 1997 AND JUNE 9, 1998, RESPECTIVELY. INFORMATION REGARDING THE 1999 STOCK OPTION GRANTS
           TO THE NAMED EXECUTIVE OFFICERS IS SET FORTH IN THE OPTION/SAR GRANTS IN LAST FISCAL YEAR TABLE, WHICH FOLLOWS.

      (3) INCLUDES (i) AMOUNTS PAYABLE PURSUANT TO THE COMPANY'S EXECUTIVE MEDICAL REIMBURSEMENT PLAN WHICH PROVIDES FOR PAYMENT OF CERTAIN MEDICAL EXPENSES, AS DEFINED, UP TO $3,500 FOR EACH PLAN YEAR ENDING OCTOBER 31, (ii) AMOUNTS PAID BY THE COMPANY FOR OR ON BEHALF OF THE EXECUTIVE WITH RESPECT TO GROUP LIFE INSURANCE PREMIUMS FOR COVERAGE IN EXCESS OF $50,000, AND (iii) AMOUNTS OF ANNUAL CONTRIBUTIONS BY THE COMPANY FOR THE ACCOUNT OF THE NAMED EXECUTIVE OFFICERS UNDER THE COMPANY'S PROFIT SHARING PLAN.

      (4) THE COMPANY HAS AGREED THAT IF MR. GILMAN LEAVES THE COMPANY'S EMPLOYMENT FOR ANY REASON OTHER THAN RETIREMENT OR TERMINATION BY THE COMPANY FOR CAUSE, HE WILL BE PAID AT HIS BASE COMPENSATION RATE ON THE DATE OF TERMINATION FOR A PERIOD OF NINE MONTHS THEREAFTER.

     The following table presents certain information for the Named Executive Officers relating to stock option grants during fiscal 1999 under the Company's Employee Stock Option Plans:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                    PERCENTAGE OF                                       VALUE AT ASSUMED ANNUAL
                                    TOTAL OPTIONS                                       RATES OF STOCK PRICE
                      NUMBER OF     GRANTED TO                                          APPRECIATION FOR OPTION TERM (2)
                      OPTIONS       EMPLOYEES IN   EXERCISE PRICE     EXPIRATION        --------------------------------
NAME                  GRANTED (1)   FISCAL 1999    ($ PER SHARE) (1)  DATE              5% ($)        10% ($)
----                  -------       -----------    --------------     ----              ------        -------
Alan B. Gilman        13,750             3.9%       $  12.09           10/16/03         $ 45,925     $101,475
                      27,500             7.8%          16.25             5/6/04          123,475      272,800
(reload options)       3,190             0.9%          15.52             4/2/04           13,685       30,240

E.W. Kelley           12,375             3.5%          13.30           10/16/03           26,360       76,355
                      24,750             7.0%          17.88             5/6/04           70,785      205,175

S. Sue Aramian         8,250             2.3%          13.30           10/16/03           17,570       50,900
                      17,600             5.0%          17.88             5/6/04           50,335      145,905
(reload options)       5,164             1.5%          16.40            5/13/04           23,390       51,690

James W. Bear          5,500             1.6%          12.09           10/16/03           18,370       40,590
                      11,000             3.1%          16.25             5/6/04           49,390      109,120
(reload options)       2,781             0.8%          15.61            12/9/03           11,985       26,500
(reload options)       1,470             0.4%          16.32             6/7/04            6,630       14,640

Gary T. Reinwald       5,500             1.6%          12.09           10/16/03           18,370       40,590
                      11,000             3.1%          16.25             5/6/04           49,390      109,120
(reload options)       4,215             1.2%          15.99            1/27/04           18,630       41,140


      (1) OPTIONS GRANTED UNDER THE COMPANY'S EMPLOYEE STOCK OPTION PLANS MAY BE EITHER NONQUALIFIED OPTIONS OR INCENTIVE OPTIONS AT THE DISCRETION OF THE COMMITTEE, AND HAVE BEEN GRANTED WITH A TERM OF FIVE YEARS AT AN EXERCISE PRICE EQUAL TO THE CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON THE NEW YORK STOCK EXCHANGE AS OF THE DATE OF GRANT, EXCEPT IN THE CASE OF INCENTIVE OPTIONS GRANTED TO HOLDERS OF MORE THAN 10% OF THE TOTAL VOTING

           POWER OF THE COMPANY'S COMMON STOCK, IN WHICH CASE THE OPTION EXERCISE PRICE IS REQUIRED TO BE AT LEAST 110% OF THE FAIR MARKET VALUE. OPTIONS ARE EXERCISABLE AS TO 20% ON THE DATE OF GRANT AND 20% ON EACH ANNIVERSARY OF THE DATE OF GRANT UNTIL FULLY EXERCISABLE, WITH THE EXCEPTION OF RELOAD OPTIONS, WHICH ARE FULLY EXERCISABLE ON THE DATE OF GRANT.

      (2) THE DOLLAR AMOUNTS UNDER THESE COLUMNS ARE THE RESULT OF CALCULATIONS AT THE 5% AND 10% RATES SET BY THE SECURITIES AND EXCHANGE COMMISSION AND, THEREFORE, ARE NOT INTENDED TO FORECAST POSSIBLE FUTURE APPRECIATION, IF ANY, OF THE COMPANY'S STOCK PRICE. FOR EXAMPLE, THE COMPANY'S PER SHARE STOCK PRICE WOULD BE $15.43 AND $19.47 IF INCREASED BY 5% AND 10%, RESPECTIVELY, COMPOUNDED ANNUALLY OVER A FIVE-YEAR OPTION TERM ON A GRANT PRICE OF $12.09.

     The following table presents certain information for the Named Executive Officers relating to exercises of stock options during fiscal 1999 under the Company's Employee Stock Option Plans and, in addition, information relating to the valuation of unexercised stock options:


                         AGGREGATED OPTION EXERCISES IN
                  FISCAL 1999 AND FISCAL YEAR END OPTION VALUES


                                                 NUMBER OF SHARES UNDERLYING    VALUE OF SHARES UNDERLYING
                                                 UNEXERCISED OPTIONS AT         UNEXERCISED OPTIONS AT
                   NUMBER OF        DOLLAR       SEPTEMBER 29, 1999             SEPTEMBER 29, 1999 (1)
                   SHARES ACQUIRED  VALUE        ------------------             ------------------
NAME               ON EXERCISE      REALIZED     EXERCISABLE  UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----               -----------      --------     -----------  -------------     -----------    -------------
Alan B. Gilman         9,567          $38,263      77,000       64,351            $41,747        $12,021
E. W. Kelley          22,876         $104,816      66,137       56,926            $51,290            nil
S. Sue Aramian        18,301          $83,855      60,274       40,480            $41,033            nil
James W. Bear         16,013          $80,069      50,075       27,792            $59,582         $6,430
Gary T. Reinwald      16,013          $80,069      48,978       27,792            $59,582         $6,430


      (1) BASED ON THE NEW YORK STOCK EXCHANGE CLOSING PRICE OF THE COMPANY'S COMMON STOCK ON SEPTEMBER 29, 1999, OF $9.20, AS ADJUSTED FOR THE 10% STOCK DIVIDEND DECLARED BY THE BOARD OF DIRECTORS ON DECEMBER 15, 1999.

     The following table sets forth awards of restricted Common Stock made to the Named Executive Officers in fiscal 1999 under the Company's Capital Appreciation Plan:

               LONG TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                              PERFORMANCE OR
                       NUMBER OF              OTHER PERIOD
                       SHARES, UNITS          UNTIL MATURATION      EXPIRATION OF
NAME                   OR OTHER RIGHTS (1)    OR PAYMENT (1)        FORFEITURE PERIOD
----                   ---------------        ----------            -----------------
Alan B. Gilman              13,750            three years           August 6, 2002
E. W. Kelley                    --            --                    --
S. Sue Aramian               9,900            three years           August 6, 2002
James W. Bear                8,800            three years           August 6, 2002
Gary T. Reinwald             8,800            three years           August 6, 2002


      (1) AWARDS UNDER THE COMPANY'S 1997 CAPITAL APPRECIATION PLAN CONSIST OF RESTRICTED COMMON STOCK AND BOOK UNITS. THE SHARES OF COMMON STOCK ARE ISSUED AT THE TIME OF THE AWARD; HOWEVER, THESE SHARES MAY NOT BE TRANSFERRED DURING A PERIOD OF THREE YEARS THEREAFTER AND ARE FORFEITED TO THE COMPANY IF THE GRANTEE IS NOT EMPLOYED BY THE COMPANY (EXCEPT FOR REASON OF RETIREMENT, PERMANENT DISABILITY OR DEATH) AT THE END OF THE PERIOD. BOOK UNITS AWARDED IN TANDEM WITH THE RESTRICTED COMMON STOCK ARE CASH AWARDS PAID TO THE GRANTEE AT THE END OF THE FORFEITURE PERIOD AND REPRESENT THE NET CHANGE IN THE BOOK VALUE PER SHARE OF THE COMMON STOCK AS ADJUSTED FOR STOCK DIVIDENDS AND SPLITS FROM THE DATE OF AWARD TO THE DATE OF VESTING. THE TERM OF THE COMPANY'S 1997 CAPITAL APPRECIATION PLAN WAS EXTENDED TO DECEMBER 31, 2001 BY ACTION OF THE COMPANY'S BOARD OF DIRECTORS ON NOVEMBER 10, 1999.

REPORT OF THE EXECUTIVE COMMITTEE

     The compensation of the Company's executive officers, including awards under the Company's Capital Appreciation Plan and Stock Option Plans, is determined by the Board of Directors, generally upon recommendation of the Executive Committee (the "Committee"). See "Committee Interlocks and Insider Participation." The following report with respect to certain cash and stock compensation paid or awarded to the Company's executive officers, including the Named Executive Officers, during fiscal 1999 is furnished by the directors who comprise the Executive Committee.

GENERAL POLICIES

     The Company's compensation programs are intended to enable the Company to attract, motivate, reward and retain the high level management talent required to achieve corporate objectives and, thereby, increase shareholder value. It is the Company's policy to provide cash and stock incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the success of the Company's business. To attain these objectives, the Company's Executive Compensation Program includes a competitive base salary, coupled with an added cash incentive component which is "at risk" based on the performance of the Company's business, primarily as reflected in the achievement of predetermined financial and operational objectives. In addition, awards are made under the Company's Capital Appreciation Plan to a select group of management which includes certain of the Named Executive Officers, and under the Company's Employee Stock Option Plan to a broader group of management employees, including the Named Executive Officers, based upon the potential contributions of each to the long-term profitability and growth of the Company's business. As a general matter, as an executive officer's level of management responsibility in the Company increases, a greater portion of his or her potential total compensation depends upon the Company's performance as measured by the attainment of defined financial and/or operational performance objectives and accomplishment of the individual objectives of the executive established at the beginning of the fiscal year. In addition, all eligible Company employees, including its eligible executive officers, participate in the Profit Sharing Plan. Subject to the discretion of the Board of Directors, the Company makes annual contributions to a trust for the benefit of employees participating in the Profit Sharing Plan.

RELATIONSHIP OF COMPENSATION TO PERFORMANCE

     From time to time, the Executive Committee establishes, subject to the approval of the Board of Directors, the salaries which will be paid to the Company's executive officers. In setting base salaries, the Executive Committee takes into account a number of factors, including competitive compensation data, the extent to which an individual may participate in the incentive compensation plans maintained by the Company, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities and job performance.

     The Committee also determines, with the approval of the Board of Directors, the terms of the Company's Incentive Bonus Plan in which the executive officers participate. In doing so, the Committee reviews management's plans for the Company's growth and profitability, determines the criteria for bonus awards, and recommends to the Board the levels of target and maximum awards for participants and the level of attainment of financial performance objectives necessary for awards to be made under the Plan.

     In connection with the compensation determinations to be made, the Company utilizes the Hay Guide Chart-Profile Method of Job Evaluations developed by Hay Management Consultants, a nationally recognized compensation consulting firm, to evaluate and rank executive and management positions within the Company. This Guide Chart-Profile method of measuring job content, as updated from time to time, together with the Towers Perrin's Annual Chain Restaurant Compensation survey, serve as reference points for the Committee and the Board of Directors in establishing compensation programs for the Company's executive officers and other management which are competitive within the industry and appropriate to the Company's objectives. Other studies are also used as they are available and appropriate.

     For fiscal 1999, each of the executive officers, including Messrs. Gilman, Bear and Reinwald received compensation pursuant to the Company's annual Incentive Bonus Plan. Each year the Board establishes, in advance, a targeted profit growth goal. Each executive job classification has a specific bonus percentage level based on the job rating (as explained above). Bonuses are determined based on performance in relation to actual earnings results as compared to the targeted profit goal. The system pays modestly below the target but escalates as high as 4 times the bonus percentage level for increases substantially above the targeted profit goal. The bonus is divided into two parts with 70% being based on Company profit performance for the year and the remainder being based on accomplishment of each individual's operational objectives.

     Mr. Kelley and Ms. Aramian also received incentive bonus awards for fiscal 1999 based on independent evaluations by the Executive Committee (Mr. Kelley did not participate in these evaluations). Their awards were based on the level of achievement of the planned financial goals of the Company for the fiscal year and the value of the leadership, direction and individual contribution of each individual to the Company's business operations, marketing programs, expansion goals, management selections and capital accumulation and funding programs.

STOCK OPTION AWARDS

     Stock options are granted to key employees, including the Named Executive Officers, by the Stock Option Committee under the Company's Stock Option Plans (the "Plans"). The number of shares subject to options granted to each individual generally depends upon his or her base salary and level of management responsibility. The largest grants are awarded to the most senior employees, who, in the view of the Stock Option Committee, have the greatest potential to impact the Company's profitability and growth. Options under the Plans may be either incentive stock options or nonqualified stock options at the discretion of the Committee, and, except as described below, are granted at an exercise price equal to 100% of the fair market value on the date of grant. Incentive options granted to Mr. Kelley and Ms. Aramian are granted at an exercise price equal to 110% of the fair market value on the date of the grant, as required by Section 422A of the Internal Revenue Code. The Stock Option Committee has discretion, as limited by the Plans, as to the duration of the option exercise period and the vesting of the right to exercise within that period. Options currently outstanding under the Plans are exercisable as to 20% on the date of grant and 20% on each anniversary of the date of grant thereafter until fully exercisable, with the exception of Reload Options, which are fully exercisable on the date of the grant. Current options expire five years from the date of grant. Stock option awards to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

RESTRICTED STOCK AWARDS

     Restricted stock awards under the Company's Capital Appreciation Plan are granted by the Board of Directors, upon recommendation of the Executive Committee, to executive officers and key employees of the Company. The number of restricted shares and book units awarded are intended to serve as a retention vehicle and are based on the contributions of each grantee to the long-term profitability and growth of the Company. The executive holds all of the ownership rights to the stock from the date of grant, including the right to receive dividends thereon if paid, but may not transfer or assign the stock during a period of three years following the date of the grant. These shares are forfeited to the Company if the grantee is not employed by the Company (except for reasons of retirement, permanent disability or death) at the end of the period. Book units granted in conjunction with the Common Stock are paid in cash at the end of the forfeiture period in an amount equal to the net change in the book value per share of the Common Stock, as adjusted for stock dividends and splits from the date of grant to the end of the three-year forfeiture period. Mr. Kelley has declined grants of Restricted Stock Awards under the Plan since 1991. Restricted Stock Awards to the Named Executive Officers over the past three fiscal years are disclosed in the Summary Compensation Table.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     Alan B. Gilman was appointed to his position as President on July 13, 1992, and he assumed the additional title of Chief Executive Officer on October 1, 1992. The total compensation, including base salary, incentive compensation and stock awards, paid to Mr. Gilman during 1999 was determined by the Board of Directors in accordance with the criteria described in the "Relationship of Compensation to Performance," "Stock Option Awards" and "Restricted Stock Awards" sections in this report. He received a base compensation of $376,835 in fiscal 1999, and an incentive bonus of $150,000 for the fiscal year, representing 39.8% of his 1999 base salary, which reflect the Board's assessment of his very favorable performance and his broad involvement in the successful operations of the Company in fiscal 1999.

     Mr. Gilman received stock awards during fiscal 1999, including 41,250 shares of Common Stock under the Company's Stock Option Plan. He also received 13,750 shares, along with related book units, on August 6, 1999, under the Company's Capital Appreciation Plan. The Board of Directors has determined that Mr. Gilman met his performance objectives for the year and continues to make substantial executive contributions to the progress and growth of the Company's business. Additional details of Mr. Gilman's total cash and stock compensation over the past three fiscal years are disclosed in the Summary Compensation Table.

     The foregoing report is hereby submitted by the members of the Executive Committee.

                               EXECUTIVE COMMITTEE

     E. W. Kelley      Alan B. Gilman    J. Fred Risk      James Williamson, Jr.

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Kelley, Chairman of the Company, serves as Chairman of the Executive Committee but does not participate in deliberations or recommendations of that Committee as to his compensation. Mr. Gilman, President and Chief Executive Officer of the Company, is a member of the Executive Committee, but does not participate in deliberations or recommendations of that committee as to his compensation. Mr. Williamson and Mr. Risk are members of the Executive Committee, but are not employees of the Company or any of its affiliates.

OTHER MATTERS

     Mr. Kelley was chairman of the managing member of a limited liability company and Mr. Lanham was director of an unrelated corporation, each of which filed for protection under Chapter 11 of the federal bankruptcy laws between 1994 and 1999. The bankruptcy proceeding for the company identified with Mr. Kelley was later changed to a Chapter 7 proceeding and was discharged in 1996. The bankruptcy proceeding for the company identified with Mr. Lanham was discharged in 1995, but refiled in 1996. The company emerged from the Chapter 11 proceeding in January 1997 and was operating on a profitable basis when it was sold to an unrelated party in 1998.

COMPANY PERFORMANCE

     The graph below compares for each of the last five fiscal years the cumulative total return of the Company, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices. The Company is included in the companies comprising the SmallCap 600, a major market index. The S&P Restaurants Index is also included in the graph in order to provide a more direct comparison of the Company's returns to those of other companies in the restaurant business. The cumulative total returns displayed below have assumed $100 invested on September 30, 1994 in the Company's Common Stock, the S&P 500, the S&P SmallCap 600 and the S&P Restaurants Indices, and reinvestment of dividends paid since September 30, 1994. This graph is not adjusted for the 10% stock dividend declared by the Board of Directors on December 15, 1999.


                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
                    SPECIFIC PLOT POINTS OF PERFORMANCE GRAPH
                                  (IN DOLLARS)

                                                                Cumulative Total Return
                                                     ------------------------------------------------
                                                     9/94     9/95     9/96    9/97     9/98     9/99
Consolidated Products, Inc.            COP           100      157      182     246      278      193
Standard & Poors 500                   1500          100      130      156     219      239      306
Standard & Poors SmallCap 600          1600          100      126      146     199      169      198
Standard & Poors Restaurant Index      IRET          100      143      171     174      218      300


* $100 invested on 9/30/94 in stock or index, including reinvestment of dividends. Assumes fiscal year ending September 30.

                2. APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

     Subject to approval by the shareholders, the Board of Directors has selected Ernst & Young LLP as independent auditors of the Company for the fiscal year ending September 27, 2000. The Company has been advised by such firm that neither it nor any of its associates has any direct or material indirect financial interest in the Company. This selection has been recommended by the Audit Committee and the Board of Directors of the Company.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and to be available to respond to appropriate questions concerning the 1999 audit and to make a statement if they desire to do so.

     THE BOARD OF DIRECTORS AND MANAGEMENT RECOMMEND A VOTE "FOR" THE APPROVAL OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 27, 2000.

                                3. OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If (a) any matters not within the knowledge of the Board of Directors as of the date of this proxy statement should properly come before the meeting; (b) a person not named herein is nominated at the meeting for election as a director because a nominee named herein is unable to serve or for good cause will not serve; (c) any proposals properly omitted from this proxy statement and the form of proxy should come before this meeting; or (d) any matters should arise incident to the conduct of the meeting, the proxies will be voted in accordance with the recommendations of the Board of Directors of the Company.

                                      PROXY

                           CONSOLIDATED PRODUCTS, INC.
                         ANNUAL MEETING OF SHAREHOLDERS
                                FEBRUARY 9, 2000

   The undersigned appoints E. W. Kelley, J. Fred Risk and S. Sue Aramian and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of Common Stock of Consolidated Products, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held February 9, 2000, or at any adjournment thereof, as follows:

1.   ELECTION OF DIRECTORS:

     FOR all nominees listed below (except as marked to the contrary)  / /
     WITHHOLD AUTHORITY to vote for all nominees listed below          / /

     S. SUE ARAMIAN, E. W. KELLEY, ALAN B. GILMAN, STEPHEN GOLDSMITH, CHARLES E. LANHAM, J. FRED RISK, JOHN W. RYAN AND JAMES WILLIAMSON, JR.

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

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2.   PROPOSAL TO APPROVE THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S
     INDEPENDENT AUDITORS FOR FISCAL YEAR 2000:
     / / FOR   / / AGAINST   / / ABSTAIN

3. The proxies are authorized to vote, in their discretion, on matters which may properly come before the Annual Meeting to the extent set forth in the Proxy Statement.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

Your vote is important. If you do not expect to attend the Annual Meeting or if you plan to attend but wish to vote by proxy, please date, sign and mail this proxy. A return envelope is provided for this purpose.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

                                             __________________________________

DATE:_______________________                 __________________________________
                                                         (Signatures)


Please date this proxy. If shares are held jointly, both joint owners should sign. If signing as attorney, executor, administrator, guardian or in any other capacity, please give your full title as such.